EXHIBIT 10.63

                                 PROMISSORY NOTE

$20,000                                                          August 12, 1999

                                                             Fremont, California

     FOR VALUE RECEIVED, Mike Wytyshyn ("Employee"), an employee of SSE Telecom, Inc. ("Company"), hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Thousand Dollars ($20,000) (the "Loan") due and payable on the date and in the manner set forth below.

     1. Intent. It is the intent of the parties that the purpose of this Note is not for consumer, family or household purposes.

     2. Purchase of Shares. Employee agrees, within 25 days of the date hereof, to use the Loan proceeds to purchase shares of the Company's stock (the "Shares") and to present to the Company evidence reasonably satisfactory to the Company that the foregoing purchase has been made. Employee further agrees that Employee will not sell or otherwise transfer the Shares at any time from the date Employee purchases the Shares until August 31, 2001.

     3. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on the earlier of the following (the "Maturity Date"):

(a)  August 31, 2003;

(b) Or, at the sole option of the Company, after August 31, 2001 on the date on which the closing price of a Share as reported by NASDEQ has been equal to or greater than $5 per Share for a period of thirty consecutive days.

     4. Interest Rate Upon Acceleration. Any principal payment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at eight percent (8%) per annum.

     5. Place of Payment; Prepayment. All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be specified in writing by Company. This is a full recourse loan. Prepayment is permitted.

     6. Application of Payments. Payment on this Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

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     7.  Default.  Each of the  following  events shall be an "Event of Default"
hereunder:

(a) Employee fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note, if any, on the date the same becomes due and payable, or fails to perform any other obligations hereunder;

(b) Employee files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Employee (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Employee; or

(d) Employee's employment by or association with the Company is terminated for any reason or no reason, including, without limitation, death of Employee.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder, if any, shall, at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law. . Notwithstanding the foregoing, if an Event of Default has occurred under (d) above due to, in the Company's sole discretion, no malfeasance or misfeasance on the part of Employee, this Note shall be due and payable 90 days after Employee's employment or association with the Company has been terminated. The Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently. Employee expressly acknowledges and agrees that Company shall have the right to offset any obligations of Employee hereunder against salaries, bonuses or other amounts that may be payable to Employee by Company. Upon the occurrence of an Event of Default the stated requirements in Item 2 above are expressly waived.

     8. Waiver. Employee waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

     The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

     9. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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     10. Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor to Employee and shall extend to any holder hereof. Employee shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

     Dated: August 12, 1999

                                        EMPLOYEE

                                        By: Mike Wytyshyn

                                        Printed Name: Mike Wytyshyn

                                        Title: EVP Business Development

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